                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

        HOLLY CORPORATION ANNOUNCES CLOSING OF ACQUISITION OF WOODS CROSS
                 REFINERY AND RELATED ASSETS FROM CONOCOPHILLIPS

         Dallas, Texas, June 2, 2003 - Holly Corporation (AMEX - HOC) announced today that it has closed its acquisition of the Woods Cross refinery, located near Salt Lake City, Utah, and related assets from ConocoPhillips (NYSE - COP) effective June 1, 2003.

         The closing of the acquisition of the Woods Cross refinery and related assets satisfies a condition to the completion of the pending merger of Frontier Oil Corporation (NYSE - FTO) and Holly. Completion of the pending merger of the two companies remains subject to, among other things, both companies receiving stockholder approval.

         Holly Corporation also announced that it has amended its Credit and Reimbursement Agreement with a group of banks headed by the Canadian Imperial Bank of Commerce, and increased the commitment level of the Agreement. The Company will now have access to $100 million of commitments that can be used for revolving credit loans and letters of credit. Previously, the Company had access to $75 million of commitments, of which $37.5 million could be used for revolving credit loans.

         Holly, headquartered in Dallas, Texas, operates a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region, Permian Basin crude gathering operations and refined product terminals.

         The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company's markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company's capital investments and marketing strategies, the Company's efficiency in carrying out construction projects, the successful integration of the Woods Cross refinery, the completion of the proposed transaction with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

         Frontier and Holly have filed a preliminary joint proxy statement/prospectus and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 filed by Front Range Himalaya Corporation. Investors and security holders are urged to read the preliminary joint proxy statement/prospectus included in such Registration Statement because it contains important information about Frontier and Holly and the proposed transaction. A definitive joint proxy statement/prospectus will be sent to security holders of Frontier and Holly seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Frontier and Holly with the SEC at the SEC's web site at www.sec.gov. The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to Frontier Oil Corporation, attention: Doug Aron, 10000 Memorial Drive, Suite 600, Houston, Texas 77024 or Holly Corp., attention: John Glancy, 100 Crescent Court, Suite 1600, Dallas, Texas 75201.

         Frontier and Holly and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Frontier and Holly in connection with the merger. Information about Frontier and Holly and their respective directors and officers can be found in Proxy Statements, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Frontier and Holly with the SEC. Additional information regarding the interests of those persons may be obtained by reading the preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus when it becomes available.

FOR FURTHER INFORMATION, Contact:

Matthew P. Clifton, President
Stephen J. McDonnell, Vice President and Chief Financial Officer
Holly Corporation
214-871-3555


                                      -2-